Investor Letter Q4 2023 February 6, 2024 This Investor Letter contains forward-looking statements and non-GAAP financial measures, please see Appendix for additional information. Exhibit 99.2

2SNAP INC. | Q4 2023 | INVESTOR LETTER In Q4, we continued to make progress on our core priorities of growing our community and improving depth of engagement, driving topline growth and diversifying our revenue sources, and carving a path to Adjusted EBITDA profitability and positive Free Cash Flow. Monthly active users (MAU) increased more than 8% year-over-year and surpassed the 800 million milestone in Q4, on our way toward our goal of 1 billion MAU. Daily active users (DAU) reached 414 million in Q4, an increase of 10% year-over-year. We continued to deepen engagement with our content platform, with the number of viewers and total time spent watching content growing year-over-year. Revenue grew 5% year-over-year in Q4 to reach $1,361 million, as we remain focused on investing in our direct-response business to deliver increased return on ad spend (ROAS) for our advertising partners. Adjusted gross margin expanded 1 percentage point quarter-over-quarter, adjusted operating expenses declined by 2% year-over-year, and we delivered Adjusted EBITDA of $159 million. We continued to carefully calibrate our investment levels and built a path to positive Free Cash Flow, even at reduced rates of revenue growth, with Free Cash Flow of $111 million in Q4. 2023 was a pivotal year for Snap, as we focused relentlessly on adding value to our community while evolving our business for long-term growth. Snapchat enhances our relationships with friends, family, and the world, and this unique value proposition has provided a strong foundation to build our business. Last year, we made transformative changes to our business by shifting to a more customer-centric approach, investing heavily in our machine-learning (ML) platform and model improvements to drive improved performance for our advertising partners, and better leveraging privacy-safe signals for ranking and optimization. We also transformed our go-to-market efforts with new regional leadership and a renewed focus on customer-oriented advertising solutions. For the full year, we generated $4.6 billion of revenue, which was flat year-over-year, reflecting a challenging operating environment, as well as the impact of the changes we made to our ad platform in Q1 of 2023 in order to position our ad platform for long-term growth. We returned to growth in the second half of 2023, delivering 5% year-over- year growth in each of Q3 and Q4, as we continue to make progress with our performance advertising business. Snapchat+, our subscription service that offers exclusive, experimental, and pre-release features grew from 2 million to 7 million subscribers in 2023, and exited the year with an annualized revenue run rate of $249 million. We delivered $162 million of Adjusted EBITDA for the full year, marking our fourth consecutive year of positive Adjusted EBITDA. As we returned to topline growth in the second half of 2023, we demonstrated the leverage potential of our business as we flowed through approximately two-thirds of sequential revenue growth to Adjusted EBITDA across Q3 and Q4. In 2023, we generated $35 million in positive Free Cash Flow, achieving our third consecutive year of positive Free Cash Flow, and ended 2023 with $3.5 billion in cash and marketable securities on hand and no debt maturing in the year ahead as we continue to take a conservative approach toward management of our balance sheet.

3SNAP INC. | Q4 2023 | INVESTOR LETTER We begin 2024 focused on three initiatives we believe are essential for Snapchat’s long-term success. First, we are continuing to evolve our ML models to drive higher quality ad interactions across our platform. Our efforts last year showed that evolving our models to drive more down-funnel, post-click engagement improves performance for advertisers. Second, we are working to unify the content experience across Spotlight and Stories to improve the user experience and deepen engagement. Lastly, we are shifting more of our focus toward user growth and deepening engagement in our most highly monetizable geographies, including North America and Europe. We believe that focusing on these initiatives will help us increase daily active usage of Snapchat, deepen content engagement, improve performance for advertisers, and ultimately accelerate revenue growth and drive increased Free Cash Flow. In order to best position our business to execute on these priorities, and to ensure we have the capacity to invest incrementally to support our growth over time, we have made the difficult decision to restructure our team, while continuing our investments in our highest priorities, including improved topline growth. We will reduce layers of management and concentrate our team members in major hub locations to support in-person collaboration, resulting in a reduction in our full-time work force of approximately 10% in Q1 of 2024. The team members impacted by these changes are kind, smart, and creative colleagues who have been important contributors to our business during this challenging time, and we are committed to supporting them in their transition. While this decision was painful, and we will miss our friends and colleagues, we believe these changes are necessary to achieve our long-term goals and effectively manage our stock-based compensation expense. We expect to become a more nimble and focused business that is better positioned to serve our community, deliver results for our partners, and realize the long-term opportunity we see in our business.

DAILY ACTIVE USERS Our community grew 10% year-over-year to reach 414 million DAU. 4SNAP INC. | Q4 2023 | INVESTOR LETTER Community Growth Our focus on designing innovative products and services that enhance relationships with friends, family, and the world continues to drive the growth of our global community. In Q4, we reached 414 million DAU, an increase of 10% year-over-year. DAU in North America was flat year-over-year at 100 million, DAU in Europe grew by 4 million year-over-year to reach 96 million, and DAU in Rest of World grew by 35 million year-over-year to reach 218 million. While we see significant long-term potential for community growth in Rest of World, we are shifting more of our focus toward community growth in our more mature geographies like North America and Europe. Over the past several years, we’ve driven significant growth in DAU by focusing on Android performance in large emerging markets, including India. We will continue to build on our momentum in the APAC region while increasing our investment in improving the product experience for our community in North America and Europe. Last week, we launched a marketing campaign in the United States highlighting the ways Snapchat is different from social media platforms because the design of our product strengthens relationships between friends and family. In Q4, overall time spent watching content globally grew on a year-over-year basis, driven primarily by strong growth in total time spent watching Spotlight. Total time spent watching Spotlight content increased more than 175% year-over-year, and average MAU watching Spotlight increased more than 35% year-over-year. Our focus on visual communication between friends and family is a strategic advantage, as content sharing drives viewership growth. The number of individual viewers who engaged with content globally grew year-over-year, which we believe is an important input to revenue generation, given the value of incremental reach for advertisers. In addition, with the improvements we have observed in overall content trends, and the growth in engagement with Spotlight, total time spent with content in North America was flat on a year-over-year basis in Q4.

SNAPCHAT+


AI Snaps
Dogs and cats having a birthday party in Antarctica
Next

In Q4, we announced new AI-powered features for Snapchat+ subscribers, giving them the ability to enhance their Snaps and create and send AI-generated images based on a text prompt.

Going forward, in order to build on this momentum, we intend to further deepen content engagement by focusing on three key areas. First, we will continue to invest in our ML models to improve content ranking and personalization across all of our content surfaces. For example, in Q4, we invested in building larger, more responsive, more sophisticated ranking models, and we utilized new signals, like highlighting content that is trending with a Snapchatter's friends and community. Second, we aim to grow our creator community and diversity of content by supporting and rewarding creators. For example, we are seeing more creators posting content to Snapchat, with total Public Stories posted by Snap Stars growing more than 125% year-over-year in Q4 in the United States. And, in Q4, we signed a new publisher deal with Spotify in the United States that will bring shorter-form highlights from Spotify's podcasts to Spotlight and Stories. Third, we are using content to improve relationships across our service. For example, our content team has used insights around relationships to recommend content in Spotlight that people want to share with their close friends.

We continue to deliver product innovation to our community by leveraging generative artificial intelligence. We have been inspired by all the ways our community has adopted conversational AI, with millions using My AI to receive real-world recommendations and learn about the world across various topics spanning food and dining, beauty and fitness, shopping and gadgets, and more. Recent advancements in AI are unlocking more possibilities for features and experiences for our community. In Q4, we announced new AI-powered features for Snapchat+ subscribers, giving them the ability to enhance their Snaps and create and send AI-generated images based on a text prompt.

SNAP INC. | Q4 2023 | INVESTOR LETTER 5

JAMES ALLEN James Allen's campaign exceeded their expectations delivering an 18% reduction in CPA and improving their ROI by 67%, demonstrating efficiency and a strong return on investment. 6SNAP INC. | Q4 2023 | INVESTOR LETTER Revenue Growth In Q4, we generated revenue of $1,361 million, up 5% year-over- year and 15% quarter-over-quarter. Our brand-oriented advertising business declined 3% year-over-year, while our direct-response advertising business grew 3% year-over-year. Other revenue, which is driven primarily by Snapchat+, grew more than 200% year-over- year in Q4. We continue to make progress on several key initiatives to improve advertiser performance and drive revenue growth. First, we are continuing to evolve our ML models to improve ROAS for our advertising partners. For example, we implemented ML ranking and optimization improvements for App, Web, and Dynamic Product Ads (DPA) optimization goals in Q4. In addition, ongoing momentum with our 7-0 Pixel Purchase optimization model led to a more than 90% increase in purchase-related conversions year- over-year. We are encouraged to see these improvements driving results for advertisers. For example, James Allen, a rapidly growing online retailer specializing in diamond and bridal jewelry, ran a successful campaign on Snapchat leveraging Snap Ads and our performance-oriented 7-0 optimization feature. The campaign exceeded the brand’s expectations, delivering an 18% reduction in CPA and improving their ROI by 67%, demonstrating efficiency and a strong return on investment. In addition, PMG, a leading independent advertising agency, tested 7-0 across six leading retailers and, when compared to baseline performance, 7-0 optimization led to more than 85% higher ROAS and 25% lower cost per site visit, on average. Second, we continued to support our advertising partners with innovative advertising products to reach the Snapchat community. Our takeover products, which include First Story, First Lens, and First Commercial, offer incremental reach and are driving improved results for advertisers. For example, L’Oréal’s Maybelline, a global beauty brand, ran multiple campaigns to target new and existing brand buyers interested in their cosmetics products. They leveraged Snap Ads, augmented reality Lenses, Commercials,

L'OREAL MAYBELLINE


MAYBELLINE
NEW YORK
Maybelline Jungle
355M
HALLOWEEN IN THE
CONCRETE
JUNGLE
Recents
For You
Trending

L'Oreal's Maybelline, ran a multi-product campaign including Takeover products that delivered a

2.2x higher ROAS

compared to Snap's Health & Beauty norms.

and multiple takeover products that delivered a 2.2x higher ROAS compared to Snap's Health & Beauty norms, with nearly half of the impact coming from incremental buyers.

Third, we continued to evolve our go-to-market operations to better support our advertising partners. Our go-to-market focus is centered on revenue potential and the high-fit advertisers we believe can drive the most value. For example, today, our purchase-related direct-response products are driving strong results and align well to retail and e-commerce businesses. Additionally, our brand products deliver clear value for all verticals, but particularly for CPG and Entertainment businesses. As we improve our Lead Gen capabilities, we will further increase our focus on Auto and Travel businesses. While it's still early, we are excited about the progress we are making with App direct-response optimizations for our Gaming businesses, which include expanding our capabilities to support Value Optimization and Custom Event Optimization.

We have also made significant progress with our small- and medium-size advertising partners by building customized solutions and recommendations and dynamically delivering these solutions for specific advertiser segments. This approach has helped businesses increase their ROAS. For example, coffee brand Javy Coffee saw a quarter-over-quarter reduction in customer acquisition costs of 42% while purchases increased by 318%. Trendyol, an online shopping decacorn in Turkey, leveraged new optimization and ad formats, ultimately reducing their cost per transactions by more than 50%. Additionally, Verisure, a French leader in home security, saw cost per lead decrease by 30%, with a 57% lift in sign-ups. We also launched Snap Promote — an easy-to-use ad creation interface within the Snapchat app — that helps an entire new audience of creators and small businesses discover our ads platform and grow their reach and followers by creating engaging promotions in just a few clicks. We are encouraged by the progress we have made with these partners, which has led to a 20% year-over-year increase in the number of small- and medium-size advertisers on Snapchat.

SNAP INC. | Q4 2023 | INVESTOR LETTER 7

RIMMEL LONDON


RIMMEL
LONDON
THRILLSEEKER
Recents
For You
Trending

Rimmel London's campaign delivered an average

AR lens playtime of 14s

exceeding category norms,

84% view-through rate

on Commericals and driving a

23pt lift

in both Ad Awareness and Product Awareness.

Fourth, augmented reality represents an opportunity for businesses to deliver unique and memorable experiences to consumers and drive strong business results. Immersive AR is a key differentiator, and we are continuing to make it easier for advertisers to create AR assets and launch an AR campaign. For example, beauty brand Rimmel London ran a successful campaign leaning into the power of AR to introduce their latest product, Thrill Seeker Mascara, and gave Snapchatters a chance to try on the product. To deliver on their full-funnel objectives and reach their target audience, the brand also leveraged First Commercial, Snap Ads, and Commercials. The campaign generated significant results, including an average AR Lens playtime of 14 seconds, exceeding category norms, and an 84% view-through rate for Commercials, driving a 23-point lift in both Ad Awareness and Product Awareness. In addition, in Q4, we partnered with NYX Professional Makeup to release Beauty Bestie, an interactive, AR- and AI-powered Sponsored Lens experience that recommends beauty products based on a Snapchatter's aesthetic, mood, and color palettes.

Finally, we continued to diversify our revenue base with Snapchat+. which reached more than 7 million subscribers in Q4. We are pleased with the adoption we are seeing with Snapchat+ and remain focused on growing our subscriber base, improving retention, and offering new and innovative features. In Q4, we launched a number of AI features, including the ability for Snapchatters to generate AI captions for Snaps and create generative AI selfies with friends through our Dreams feature.

SNAP INC. | Q4 2023 | INVESTOR LETTER 8

INSPIRIT


Design a rocket that can reach the moon, which will require 4900 m^3 of fuel.
MathLens by InspiritVR.com
R = 5m
H = 1m
Check Answer

We teamed up with Inspirit, an edtech company, to bring our AR technology to their STEM curriculum powered by Camera Kit.

Augmented Reality

We continue to focus on building consumer AR experiences on mobile that are immersive, expressive, and enable Snapchatters to play and have fun together. These experiences are powered by the AR platform technology we have been developing for nearly a decade and are made by hundreds of thousands of creators who have leveraged Lens Studio to build experiences for our community. At our annual Lens Fest, we released Lens Studio 5.0 Beta, which features new AI capabilities leveraging ChatGPT as well as team collaboration tools. In addition, we optimized the ML Lens creation workflow by utilizing generative models, which have contributed to the number of ML Lenses viewed by Snapchatters increasing more than 60% year-over-year. In Q4, we hosted our inaugural APAC AR Day in Mumbai, India, celebrating the region's thriving AR creator and developer community and our ongoing commitment to democratizing AR for users and brands. More than 300 million Snapchatters engage with AR experiences on our platform every day, on average, and we are committed to the long-term future of AR as a computing platform.

We have also made significant progress expanding the reach of our AR technology beyond Snapchat through Camera Kit. Snap AR is changing the way we shop, engage with sports, try on fashion, interact with music, and approach education. For example, Snap teamed up with Inspirit, an edtech company, to bring our AR technology to Inspirit's STEM curriculum — powered by Camera Kit. Advised by Stanford University, Snap and Inspirit conducted a case study to validate AR use in the classroom. The results found that student engagement levels increased by nearly half, turning traditional lessons into riveting, interactive experiences. Finally, we have extended the reach of our AR content via Camera Kit Live in sports venues, including the stadiums of the Cincinnati Bengals, Seattle Mariners, and the Barclays Center, home of the Brooklyn Nets and New York Liberty. Additionally, we've incorporated AR in telecasts such as the 2023 MTV Video Music Awards and ESPN's SEC Nation, as well as at music festivals, including the Bonnaroo Music and Arts Festival.

SNAP INC. | Q4 2023 | INVESTOR LETTER 9

ADJUSTED GROSS MARGIN ($)1 55% Adjusted Gross Margin Q4 ‘22 832M Q4 ‘23 746M GAAP GROSS MARGIN ($) Q4 ‘22 818M Q4 ‘23 740M REVENUE ($) Q4 ‘22 1,300M Q4 ‘23 1,361M +5% year-over-year 10SNAP INC. | Q4 2023 | INVESTOR LETTER Financials Q4 revenue was $1,361 million, up 5% year-over-year, which is within the internal forecast range we communicated at the beginning of the quarter. While we are encouraged by the progress we are making with our ad platform and the improved results we are delivering for many of our advertising partners, we estimate that the onset of the conflict in the Middle East was a headwind to year-over-year growth of approximately 2 percentage points in Q4. Within advertising revenue, direct response grew at a relatively faster rate, up 3% year-over-year in Q4, as we continue to invest in our ad platform to drive improved ROAS for our advertising partners. We also continued to make progress toward diversifying our revenue in Q4, with Snapchat+ growing to over 7 million subscribers and exiting the quarter with an annual revenue run rate of $249 million. In Q4, global impression volume grew 4% year-over-year, which reflects the continued growth of our Stories Revenue Share Program as well as expanded advertising opportunities within Spotlight. Total eCPMs declined 2% year-over-year, which reflects the growth in impressions outpacing advertising demand growth in the period as we continue to invest in our products to drive deeper engagement and increase time spent watching content. Adjusted gross margin was 55% in Q4, a decrease of 9 percentage points year-over-year but an improvement of 1 percentage point quarter-over-quarter, as renewed topline growth drove renewed progress toward our medium and long-term gross margin goals. The year-over-year decline in gross margin reflects investments in infrastructure, including ML infrastructure to support monetization and content engagement, investments in generative AI to support AI Lenses, and investments related to My AI. Infrastructure cost per DAU was $0.84 in Q4, up from $0.79 in Q3 and $0.57 in Q4 of the prior year, as the rate of quarter-over-quarter growth in this metric continued to slow in Q4. We are pleased to see the investments in infrastructure costs translating into improved topline growth and content trends, which we believe validates the decision we

ADJUSTED OPERATING EXPENSES ($)2 Q4 ‘22 599M Q4 ‘23 587M GAAP NET INCOME ($) Q4 ‘22 Q4 ‘23 -248M -288M GAAP OPERATING EXPENSES ($) Q4 ‘22 1,106M Q4 ‘23 988M -11% year-over-year $159M Adjusted EBITDA ADJUSTED EBITDA ($)3 Q4 ‘22 233M Q4 ‘23 159M 11SNAP INC. | Q4 2023 | INVESTOR LETTER made to rapidly increase the scale of these investments earlier in 2023. Going forward, we will continue to measure and calibrate these investments carefully to ensure we sustain the progress we have made to accelerate revenue growth and improve content engagement trends while also achieving operational leverage as we scale the topline. Adjusted operating expenses were $587 million in Q4, down 2% year-over-year. We continue to rigorously prioritize hiring and operating costs to focus investment on our most urgent strategic priorities, including the acceleration of revenue growth. The year- over-year decline in operating expenses was driven primarily by lower marketing costs and, to a lesser extent, lower personnel costs, which was partially offset by investments in research and development related infrastructure to power new product innovation and increased facilities costs associated with return to office initiatives. We ended Q4 with 5,289 full-time headcount, which was flat year-over-year, and down approximately 20% from our peak headcount in mid-Q3 of 2022. Adjusted EBITDA was $159 million in Q4, which was down from $233 million in Q4 of the prior year but above the high end of our internal forecast range entering the quarter, reflecting revenue near the top end of our internal forecast range and higher than forecasted flow-through of incremental revenue to the Adjusted EBITDA line. In Q4, approximately two-thirds of incremental revenue quarter-over-quarter flowed through to Adjusted EBITDA, which further validates the strong margin potential of our business. Net loss was $248 million in Q4, compared to a net loss of $288 million in Q4 of the prior year, an improvement of $40 million year- over-year. This improvement was driven primarily by two factors, including the flow-through of $74 million lower Adjusted EBITDA and a year-over-year reduction in stock-based compensation costs (SBC) of $110 million or 24%. The year-over-year decline in SBC expense largely reflects the impact of refresh grants on the GAAP accounting of SBC expense beginning to diminish in Q4 relative

Full year operating cash flow was $247 million Full year free cash flow4 was $35 million Cash, Cash Equivalents, and Marketable Securities $3.5 billion 12SNAP INC. | Q4 2023 | INVESTOR LETTER to the prior year. As part of our efforts to responsibly manage the impact of SBC on our share count, we repurchased 18.4 million shares at a cost of $189 million in Q4, reflecting an average share repurchase price of $10.28. Cumulatively, since Q3 of 2022, we have repurchased 123.6 million shares, equivalent to 6.9% of fully diluted shares outstanding as of December 31, 2023, at a cost of $1.19 billion, reflecting an average share repurchase price of $9.63. Net of share repurchases completed in the most recent quarter, our fully diluted shares outstanding grew 5.7% year-over-year in Q4. Free Cash Flow was $111 million in Q4, while Free Cash Flow for the full year was $35 million, as we continued to carefully prioritize our investments to create a path to positive Free Cash Flow, even at reduced rates of growth. Operating cash flow was $165 million in Q4, while operating cash flow was $247 million for the full year. We ended Q4 with $3.5 billion in cash and marketable securities on hand and no debt maturing in the year ahead. As we enter Q1, we anticipate continued growth of our global community and, as a result, our guidance range is built on the assumption that DAU5 will be approximately 420 million in Q1. We are focused on executing against our roadmap to deliver improvements to our direct-response advertising platform to drive improved results for our advertising partners and accelerate topline growth. Our guidance range is for revenue of $1,095 million to $1,135 million, implying year-over-year revenue growth of 11% to 15%. Based on this revenue range and our investment plans for the quarter, we estimate that Adjusted EBITDA will be between negative $55 million and negative $95 million in Q1. As noted in the introduction, we have made the difficult decision to restructure our team, and we estimate that we will incur between $55 and $75 million in costs related to this restructuring, the majority of which will be incurred in Q1, and will therefore negatively impact net income in the coming quarter.

13SNAP INC. | Q3 2023 | INVESTOR LETTER Given the progress we have made with our ad platform, the leadership team we have built, the work we have done to reprioritize our cost structure, and the strength of our balance sheet, we believe we are well positioned to continue making progress on our top strategic priorities. As we move forward into 2024, we remain focused on investing in products and platforms to sustain community growth, investing heavily in our direct-response business to deliver measurable return on ad spend, cultivating new sources of revenue to diversify our topline growth to build a more resilient business, and scaling our investment levels carefully to deliver improved profitability and positive Free Cash Flow over time. 1. Adjusted gross margin is a non-GAAP measure, which we define as GAAP revenue less adjusted cost of revenue divided by GAAP revenue. Adjusted cost of revenue is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other items impacting net income (loss) from time to time. 2. Adjusted operating expenses is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other items impacting net income (loss) from time to time. 3. Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other items impacting net income (loss) from time to time. See Appendix for reconciliation of net loss to Adjusted EBITDA. 4. Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. See Appendix for reconciliation of net cash provided by (used in) operating activities to Free Cash Flow. 5. At the beginning of the first quarter of 2024, we updated the definition of DAU to include web platform use. Historically, DAU from web platforms has not been material.

Appendix

15SNAP INC. | Q4 2023 | INVESTOR LETTER This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this letter, including statements regarding guidance, our future results of operations or financial condition, future stock repurchase programs or stock dividends, business strategy and plans, user growth and engagement, product initiatives, objectives of management for future operations, and advertiser and partner offerings, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “going to,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. We caution you that the foregoing may not include all of the forward-looking statements made in this letter. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this letter primarily on our current expectations and projections about future events and trends, including our financial outlook, macroeconomic uncertainty, and geo-political conflicts, that we believe may continue to affect our business, financial condition, results of operations, and prospects. These forward-looking statements are subject to risks and uncertainties related to: our financial performance; our ability to attain and sustain profitability; our ability to generate and sustain positive cash flow; our ability to attract and retain users, partners, and advertisers; competition and new market entrants; managing our growth and future expenses; compliance with new laws, regulations, and executive actions; our ability to maintain, protect, and enhance our intellectual property; our ability to succeed in existing and new market segments; our ability to attract and retain qualified team members and key personnel; our ability to repay or refinance outstanding debt, or to access additional financing; future acquisitions, divestitures, or investments; and the potential adverse impact of climate change, natural disasters, health epidemics, macroeconomic conditions, and war or other armed conflict, as well as risks, uncertainties, and other factors described in “Risk Factors” and elsewhere in our most recent periodic report filed with the U.S. Securities and Exchange Commission, or SEC, which is available on the SEC’s website at www.sec.gov. Additional information will be made available in Snap Inc.’s periodic report that will be filed with the SEC for the period covered by this letter and other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this letter are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, including future developments related to geo-political conflicts and macroeconomic conditions, except as required by law. Forward Looking Statements

16SNAP INC. | Q4 2023 | INVESTOR LETTER To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use the non-GAAP financial measure of Free Cash Flow, which is defined as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. We believe Free Cash Flow is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business and is a key financial indicator used by management. Additionally, we believe that Free Cash Flow is an important measure since we use third-party infrastructure partners to host our services and therefore we do not incur significant capital expenditures to support revenue generating activities. Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet and invest in future growth. We use the non-GAAP financial measure of Adjusted EBITDA, which is defined as net income (loss); excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other items impacting net income (loss) from time to time. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in Adjusted EBITDA. We use the non-GAAP financial measure of non-GAAP net income (loss), which is defined as net income (loss); excluding amortization of intangible assets; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; certain other items impacting net income (loss) from time to time; and related income tax adjustments. Non-GAAP net income (loss) and weighted average diluted shares are then used to calculate non-GAAP diluted net income (loss) per share. Similar to Adjusted EBITDA, we believe these measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses we exclude in the measure. We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management for financial and operational decision-making. We are presenting these non- GAAP measures to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure, please see “Reconciliation of GAAP to Non-GAAP Financial Measures” included as an Appendix to this letter. Snap Inc., “Snapchat,” and our other registered and common law trade names, trademarks, and service marks are the property of Snap Inc. or our subsidiaries. Non-GAAP Financial Measures

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, unaudited)

	Three Months Ended				
Adjusted EBITDA reconciliation:	**12/31/23**	**9/30/23**	**6/30/23**	**3/31/23**	**12/31/22**
Net income (loss)	$(248,247)	$(368,256)	$(377,308)	$(328,674)	$(288,460)
Add (deduct):					
Interest income	(43,463)	(43,839)	(43,144)	(37,948)	(28,698)
Interest expense	5,275	5,521	5,343	5,885	5,312
Other (income) expense, net	34,447	20,662	(1,323)	(11,372)	20,043
Income tax (benefit) expense	3,275	5,849	12,093	6,845	4,206
Depreciation and amortization	43,882	41,209	39,688	35,220	34,975
Stock-based compensation expense	333,063	353,846	317,943	314,931	446,339
Payroll and other tax expense related to stock-based compensation	8,706	6,463	8,229	15,926	5,172
Restructuring charges[1]	22,211	18,639	--	--	34,386
Adjusted EBITDA[2]	**$159,149**	**$40,094**	**$(38,479)**	**$813**	**$233,275**

	Three Months Ended				
Free Cash Flow reconciliation:	**12/31/23**	**9/30/23**	**6/30/23**	**3/31/23**	**12/31/22**
Net cash provided by (used in) operating activities	164,574	$12,781	$(81,936)	$151,102	$125,291
Less:					
Purchases of property and equipment	(53,719)	(73,435)	(36,943)	(47,630)	(46,925)
Free Cash Flow[3]	**$110,855**	**$(60,654)**	**$(118,879)**	**$103,472**	**$78,366**

1 Restructuring charges relating to the wind down of our AR Enterprise business were composed primarily of cash severance, stock-based compensation expense, and charges related to the revision of the useful lives and disposal of certain acquired intangible assets for the three months ended December 31, 2023 and September 30, 2023. Additionally, we recognized an income tax benefit of $6 million in the three months ended December 31, 2023 relating to the wind down, which is included in the income tax (benefit) expense line item above. Restructuring charges relating to the strategic reprioritization plan were composed primarily of severance and related charges of $6 million for the three months ended December 31,2022, stock-based compensation expense, lease exit and related charges, impairment charges, contract termination charges, and intangible asset amortization. These charges are not reflective of underlying trends in our business.

2 Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other items impacting net income (loss) from time to time.

3 Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment.

SNAP INC. | Q4 2023 | INVESTOR LETTER

17

18SNAP INC. | Q4 2023 | INVESTOR LETTER Years Ended Adjusted EBITDA reconciliation: 2023 2022 Net income (loss) $(1,322,485) $(1,429,653) Add (deduct): Interest income (168,394) (58,597) Interest expense 22,024 21,459 Other (income) expense, net 42,414 42,529 Income tax (benefit) expense 28,062 28,956 Depreciation and amortization 159,999 186,434 Stock-based compensation expense 1,319,783 1,353,283 Payroll and other tax expense related to stock-based compensation 39,324 44,213 Restructuring charges1 40,850 188,949 Adjusted EBITDA2 $161,577 $377,573 Years Ended Free Cash Flow reconciliation: 2023 2022 Net cash provided by (used in) operating activities $246,521 $184,614 Less: Purchases of property and equipment (211,727) (129,306) Free Cash Flow3 $34,794 $55,308 Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, unaudited) 1 Restructuring charges in 2023 relating to the wind down of our AR Enterprise business were composed primarily of cash severance, stock-based compensation expense, and charges related to the revision of the useful lives and disposal of certain acquired intangible assets. Additionally, we recognized an income tax benefit of $6 million in 2023 relating to the wind down, which is included in the income tax (benefit) expense line item above. Restructuring charges in 2022 relating to the strategic reprioritization plan were composed primarily of severance and related charges of $97 million, stock-based compensation expense, lease exit and related charges, impairment charges, contract termination charges, and intangible asset amortization. These charges are not reflective of underlying trends in our business. 2 Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other items impacting net income (loss) from time to time. 3 Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment.